CHARLES G. BURKETT

RETIREMENT AGREEMENT

This Agreement is made by and between Charles G. Burkett ("Burkett" or "you") and First Horizon National Corporation, its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, past, present, and future ("the Company"). This arrangement is offered in recognition of your years of service with the Company and is accompanied with the Company's hope that it will assist you during the transition period that follows.

You acknowledge that you have had up to 21 days to evaluate this Agreement. After signing this Agreement, you have seven days during which you may revoke your decision. The evaluation period will end on the earlier of the date you sign this agreement or on April 27, 2011.

The Company and you agree as follows:

1.	Agreement:

Your signature at the conclusion of this document represents your knowing and voluntary acceptance of this Agreement. You acknowledge that you have not been pressured in any way to sign this Agreement and that you have executed it of your own free will. This Agreement should be returned to Salomon Mizrahi, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103, after you have fully executed it. By its execution of this Agreement, the Company acknowledges and confirms that the appropriate committee of its Board of Directors or other administrative body has approved of your early retirement as of December 31, 2011 for purposes of applying the benefits you are otherwise entitled to under applicable plans (including those referenced in Sections 2 and 8 of this Agreement) and that nothing herein shall be considered in a manner which adversely affects any benefits, or the amount thereof, to which you are or may otherwise be entitled under applicable plans.

2.	Consideration by the Company:

In consideration of your agreement to retire, your release, and your other agreements as set forth in this Agreement, the Company will provide you with the benefits specified in this Section. You acknowledge that you are not otherwise entitled to the consideration provided in this Section. In the event of your death prior to the payment of any of the amounts set forth in this Section, your entitlement to such consideration will not be adversely affected and any payments for which a beneficiary has not already been duly designated will be paid to your estate.

(i)	Additional pension benefit payment

The Company’s Amended and Restated Pension Restoration Plan (as amended, the “Restoration Plan”) entitles you, as an early retiree, to a retirement benefit as defined in Section 4.1 of the Restoration Plan (herein, the “Basic Benefit”); and, additionally, permits the Company to pay you an additional benefit (herein, the “Additional Benefit”). By this Agreement, the Company agrees to pay you, in addition to the Basic Benefit and your benefits provided for in the Company’s Pension Plan, an Additional Benefit in the form of a non-qualified pension benefit which waives the age discount for the purpose of calculating your total pension benefit. This Additional Benefit will be paid in the same form (i.e., lump sum) as elected for your Basic Benefit and provides you a total pension benefit as if you had retired at age 65 except you will not receive any additional service credit beyond your actual years worked as a full-time employee of the Company. To comply with Internal Revenue Code Section 409A, the payment of the Basic Benefit and the Additional Benefit will be delayed six (6) months after your retirement date (i.e., they will be made on the first pay date after June 30, 2012). The first payment of your benefits under the Company’s Pension Plan will be made in accordance with the provisions of the Company’s Pension Plan, based upon your election with respect to the receipt of benefits thereunder. All payments will be subject to applicable tax withholding.

EQUITY AWARDS:

Paragraphs (ii), (iii), (iv), and (v) below provide for the vesting and/or payment of certain awards at certain future times. In each case, the benefit provided by this Agreement is limited to the Company’s waiver of the condition provided in such awards that your employment continue through the vesting or payment date, as applicable. Other conditions to payment or vesting that may be provided in the terms of such awards, such as unfulfilled performance conditions or non-competition conditions, remain unchanged by this Agreement and continue in effect unless otherwise expressly provided in this Agreement. In particular, the change in control provisions of outstanding equity awards and related plans are not affected by this Agreement except as expressly provided below. As a result, you will not satisfy the “double trigger” requirement for acceleration of vesting or payment in many of those awards since your employment will not be terminated as a result of a change in control event. In all cases any gross amount of cash or shares payable to you will be reduced by applicable withholding taxes. Also, you will no longer be eligible for future equity award grants of any sort except in connection with mandatory deferral of 2011 bonus.

(ii)	Service-Vested Restricted Stock

A total of 131,140 shares of unvested service-vested restricted stock will vest on your final retirement date of December 31, 2011. This represents 100% of your currently outstanding unvested restricted shares.

(iii)	Performance Stock Units (PSUs)

The performance condition for your 2008 PSU award has not been met. If it is met in 2011, you will receive payment of the award in accordance with its normal schedule provided in the award (i.e. the award will be paid in March 2012). If the performance condition is not met in 2011, this award will forfeit.

The amount of your 2009 PSU award is 81,181 units. The performance condition for your 2009 PSU award has been met. Your 2009 PSU award, in that amount, will be paid in accordance with its normal schedule (i.e. 50% of the award will be paid in March 2012 and the second 50% of the award will be paid in March 2013).

The maximum amount of your 2010 PSU award is reset to be 24,195 units. The performance condition for your 2010 PSU award has been modified for the Company’s 2010 stock offering, but, as modified, has not been met. The remaining performance period years are 2011, 2012, and 2013. If the applicable minimum performance condition is not met during those years, your 2010 PSU award will forfeit. If the applicable performance condition is met at least minimally as provided in the award, you will receive all or a portion of the award in accordance with the award’s modified performance grid, except that the payout percentage indicated by the grid will be applied to the reset amount rather than the original amount of the award. Any payment will be made in accordance with the normal payment schedule provided in the award (approximately three and four years after grant).

The maximum amount of your 2011 PSU award is reset to be 13,770 units; the reset target amount therefore is two-thirds of that maximum amount, or 9,180 units. The performance condition for your 2011 PSU award has not been met. The performance period consists of the three years 2011 through 2013. If the applicable minimum performance condition is not met during the performance period, your 2011 PSU award will forfeit. If the applicable performance condition is met at least minimally as provided in the award, you will receive all or a portion of the award in accordance with the award’s performance grid, except that the payout percentage indicated by the grid will be applied to the reset target amount rather than the original target amount of the award. Any payment will be made in accordance with the normal payment schedule provided in that award (approximately three years after grant).

If a change in control event (as defined in the applicable awards or related plan) occurs and the related transaction is consummated while the foregoing PSU awards remain outstanding and unpaid: the 2008 PSUs will be forfeited; and, the remaining PSU awards, at the maximum amounts provided above, will be paid upon consummation of the change in control transaction. As to those post-2008 PSUs, the requirement for vesting and payment that you be discharged as a result of the change in control event will be waived. If the change in control transaction fails to be consummated for any reason, the PSUs will not be vested or paid under this paragraph even if a change in control event technically has occurred.

(iv)	Cash Salary and Salary Stock Units (SSUs)

Your 2010 SSUs will be paid in accordance with their normal schedule (i.e., you will receive the balance of these in September 2011). These SSUs were not subject to forfeiture due to your departure and are not affected by this Agreement.

You will continue to be paid your current cash salary, and will be credited SSUs at your current crediting rate, for the remainder of 2011 through retirement at year-end. Your 2011 SSUs will be paid in accordance with their normal schedule (i.e., SSUs credited in the first half of 2011 will be paid in July 2012 and the balance will be paid in December 2012).

If a change in control event (as defined in the Company’s 2002 Management Incentive Plan) occurs and the transaction is consummated, payment of SSUs will not be accelerated except at the Company’s election. If they are not accelerated, they will be converted from units based on Company shares into units based on the consideration (cash and/or securities) for which Company shares are exchanged, or into which they are converted, in such transaction; any such conversion of the SSUs will be done by the Company so as to avoid, to the extent practicable, any enlargement or dilution of value measured at the consummation date.

(v)	2011 MIP Bonus

Your eligibility for an annual bonus for the 2011 plan year as provided under your bonus opportunity established in February 2011 under the 2002 Management Incentive Plan will not be cancelled or pro-rated. The amount (if any), form, and timing of payment of any such bonus will be determined in accordance with that Plan. The applicable terms and conditions include, among other things: achievement of pre-established goals for 2011, including achievement under your personal plan; partial mandatory deferral of payment in the form of equity-based awards; application of the Company’s compensation recovery policy and other clawback policies and practices; and the possible exercise of negative discretion by the Compensation Committee. Pursuant to this Agreement, the condition that you remain employed through the bonus payment date, and any further conditions that you remain employed through the vesting or payment dates of any such equity awards, will be waived. If a change in control event (as defined in the Company’s 2002 Management Incentive Plan or the plan under which any related equity awards are made) occurs and the transaction is consummated, the requirement in that Plan or plan that you be discharged as a result of the change in control event will be waived.

(vi)	Severance Payment

You will receive a one-time cash payment in the gross amount of $742,650 on the last payday in 2011. This will be subject to ordinary payroll treatment and applicable tax withholding.

3.	Retirement:

Effective the close of business June 30, 2011, you agree to retire from your positions: as President-Banking of the Company and of First Tennessee Bank National Association (the “Bank”); as a director and officer of any of their subsidiaries at which you are serving as director and/or officer; and as an executive officer within the meaning of the bylaws of the Company and its subsidiaries. After June 30, 2011 you will remain an employee and officer of the Company and of the Bank, having that title and those duties assigned by the Company’s and Bank’s Chief Executive Officer. You agree to retire from all employment with the Company and its subsidiaries effective December 31, 2011. You agree to actively fulfill the duties of President-Banking through

June 30, 2011, and to actively fulfill those duties assigned to you by the Chief Executive Officer through December 31, 2011.

4.	Confidentiality and Non-Disclosure:

In order to protect the legitimate interests of the Company and its subsidiaries, you agree that you will not disclose to others at any time in the future, whether directly or indirectly, any information relating to the Company's business operations, plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company; provided, however, the obligations set forth in this sentence will expire on December 31, 2013 except as may be required by customer protection or other applicable laws and regulations. If such information is required to be produced by law, court order or governmental authority, you must promptly notify the Company of that obligation. You may not produce or disclose any such information until the Company has (a) requested protection from the court or other legal or governmental authority issuing the process and the request has been denied or pending action on the request you subsequently have been ordered to produce or disclose such information, (b) consented in writing to such production or disclosure, or (c) taken no action to protect its interest within ten (10) business days (or such shorter period required by order of a court or other legal or governmental authority) after receipt of your notice.

5.	Release and Waiver:

In consideration for the payments and benefits described in Section 2 above and elsewhere in this Agreement, and for other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, but subject to the provisions of Section 7 of this Agreement, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge the Company, and any and all of its predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, past, present, and future, from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney's fees), compensation, back pay and/or front pay, employment or re-employment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Company, or your separation, whether arising out of or related to Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the Civil Rights Act of 1991; the Sarbanes-Oxley Act; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended, (the "ADEA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Tennessee Human Rights Act, Tennessee Code Annotated section 4-21-101 et seq, and Tennessee Code Annotated 8-50-103 (Employment of the Handicapped), and any other federal or state, local, or city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation, employment termination, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement; provided, however, that notwithstanding the foregoing, you do not release, discharge or waive any claims arising under or related to any obligation owed to you by the Company under this Agreement or any claims for compensation, benefits or entitlements that you have earned as an employee of the Company pursuant to any Company plan, policy, program, arrangement or other agreement not affected by this Agreement, including those benefits identified in the first two paragraphs of Section 8 of this Agreement.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing herein is intended to or shall adversely affect any obligation the Company may have to indemnify you, hold you harmless or advance to you or pay expenses to the fullest extent permitted in accordance with the Company’s Bylaws or any individual indemnity agreement in place at the time of this Agreement, and it is agreed that nothing in this Agreement will be construed as a waiver by you of any such rights.

6.	Non-Disparagement and Non-Competition

Non-Disparagement

The Company and you jointly agree that neither will participate in, assist in, nor encourage any activity or efforts to damage the business or personal reputations of the other, and that neither will attempt to adversely affect the other’s relationships with employees, customers, business partners, or other individuals or entities.

Non-Competition / Non-Solicitation.

In return for the consideration provided herein by the Company, you agree that for a period of two (2) years following your retirement from the Company, you will not in any manner, directly or indirectly, compete with the Company or any and all of its subsidiaries, parents or affiliates by accepting employment from or having any other relationship with (including, without limitation, through owning, managing, operating, controlling or consulting) a competitor of the Company.

You further agree that for a period of two (2) years following your retirement from the Company, you will not, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire or encourage any person who is then an employee of the Company to leave the employment of the Company.

You further agree that for a period of two (2) years following your retirement from the Company, you will not, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit or contact any person or entity who is a Customer of the Company at the time of such solicitation or contact, with the intent of providing one or more services to that Customer of a nature similar to services provided by the Company to Customers generally. “Customer” refers to any person or entity with whom you had actual contact while employed by the Company, and also refers to any person or entity about whom you had knowledge by virtue of your employment with the Company beyond any such knowledge available to the general public.

You acknowledge and agree that the restrictions set forth in this Agreement are reasonable and necessary for the protection of the Company’s business and goodwill, and that you are being compensated under this Agreement for agreeing to such restrictions.

7.	Acknowledgment of OWBPA Compliance:

Because this Agreement includes a release and waiver as to claims under the Age Discrimination in Employment Act, your signature below acknowledges that it complies with the Older Workers Benefit Protection Act ("OWBPA") of 1990 and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that you have been fully advised of your right to seek the advice of an attorney, as well as tax advisors to review this Agreement. You acknowledge receiving not less than twenty one (21) calendar days in which to consider this Agreement to ensure that your execution of this Agreement is knowing and voluntary. In signing below, you expressly acknowledge that you have been afforded at least twenty-one (21) days to consider this Agreement and that your execution of same is with full knowledge of the consequences thereof and is of your own free will. By signing on the date below, if less than twenty-one (21) days, you voluntarily elect to forgo waiting twenty-one (21) full days. You agree that any change, material or immaterial, to the terms of this Agreement does not restart the running of the twenty-one (21) day period.

8.	Other Benefits; Stock Options; Change in Control Agreement:

Other than as provided below or elsewhere expressly in this Agreement, your right to benefits under all other plans of the Company is not affected by your signature to this Agreement. This includes your qualifed pension benefit, Pension Restoration Plan benefit (before considering the Additional Benefit provided in paragraph 2(i) above), 401(k) benefit, executive survivor benefit, normal post-retirement medical benefits for executives, and any deferred compensation accounts.

Your stock options will not be altered by this Agreement. Your retirement qualifies as a “retirement” under the option awards prior to age 65. Accordingly, to the extent your outstanding options are not exercisable on your retirement date of December 31, 2011, they will be forfeited immediately at that time. To the extent your options are exercisable on or before your retirement date, they will not immediately forfeit but will expire, unless exercised, upon the earlier of the original expiration date or the third anniversary of your retirement date. Your deferral stock options will expire the earlier of the original expiration date or the fifth anniversary of your retirement date. As a consequence of the foregoing, your options granted before 2008 will avoid immediate forfeiture upon retirement, while your options granted in 2011 all will be forfeited upon your retirement.

You and the Company agree that your change in control severance agreement with the Company, including all amendments thereto, is cancelled and terminated effective immediately. Moreover, you agree that effective immediately you will not be eligible to receive benefits, and will not be paid any benefits, under the Company’s Severance Pay Plan or any similar severance plan or program through which the Company or its subsidiaries offer or pay severance benefits to officers or employees in connection with a change in control event.

9.	Right of Revocation:

Your signature also acknowledges that, in compliance with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this agreement must be in writing, addressed to First Tennessee Bank, attention Salomon Mizrahi, Human Resources Division, 300 Court Avenue, Sixth Floor, Memphis, Tennessee 38103. The Company must be notified within the foregoing seven day period. This agreement will not become effective or enforceable until the expiration of the seven day period. In the event the company enters a merger or other change-in-control agreement after you sign this release and Agreement, you will not be eligible for change-in-control severance benefits under your current change-in-control agreement.

10	Remedies:

If you fail to comply with any covenant, agreement, or other obligation of this Agreement in any material respect and if such failure continues for thirty (30) days after the Company sends you notice which expressly states that you shall forfeit the consideration provided to you under Section 2(i), (ii), (iii), (iv), (v) and (vi) of this Agreement if such failure is not corrected, then the consideration provided to you under Section 2(i), (ii), (iii), (iv), (v) and (vi) of this Agreement shall be cancelled and forfeited, and you will be responsible for repayment of all cash, shares, and other amounts previously paid to you pursuant to Section 2(i), (ii), (iii), (iv), (v) and (vi) of this Agreement; notwithstanding the foregoing, the consideration provided under Section 2(iv) shall not be forfeited, cancelled, or subject to repayment if such failure occurs after December 31, 2011.  If, however, such failure occurs and during such 30 days you halt the failure and within ten (10) days thereafter send notice to the Company of your actions taken to accomplish the halt, then the Company’s sole remedy for your breach shall be its actual damages, including costs as provided below if the Company brings an action and prevails. For this purpose: notice to you will be deemed sent to you if the Company provides actual notice to you by any means or if the Company mails notice to you at your last known address used for pension, compensation, or other employment-related communications; and, notice to the Company will be deemed sent to the Company if actually provided to the Company’s Chief Executive Officer by any means or if mailed to that officer at the Company’s headquarters mailing address, which currently is 165 Madison Avenue, 23rd Floor, Memphis, TN 38103.

If you breach or threaten to breach any obligation in this Agreement, the Company may obtain specific performance and/or injunctive relief against you to prevent such continued or threatened breach, in addition to any other remedies available to it under the law. This remedy shall not be available in the situation provided above in which this Agreement expressly provides that the Company’s sole remedy is to seek actual damages.

If a court of competent jurisdiction determines a prevailing party in any litigation or other court proceeding related to this Agreement, the non-prevailing party agrees to pay all court costs and reasonable attorneys’ fees and costs of the prevailing party related to such litigation or other court proceeding.

11	Return of Documents:

By your signature, you acknowledge and confirm that you will return to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property will be retained by you after your retirement.

12.	Binding Effect:

Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and is binding upon you and the Company and their respective successors, assigns, heirs and personal representatives, as is discussed in Section 4 above.

13.	Severability:

A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.

14.	Drafting:

This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

15.	Captions:

The captions to the various Sections of this Agreement are for convenience only and are not part of this Agreement.

16.	Sole Agreement:

By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH A FINANCIAL COUNSELOR AND AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

This Agreement covers in detail each and every element of the retirement agreement agreed upon between you and the Company. Your signature in the space provided below will confirm that you have had an unhurried opportunity to carefully read and review this Agreement and seek advice with respect to its content, and that you fully understand its meaning in all respects.

This Agreement may be enforced by the parties in any state or federal court of competent jurisdiction.

I HAVE READ THE FOREGOING AGREEMENT, HAVE HAD A REASONABLE AND ADEQUATE OPPORTUNITY TO REVIEW IT, AND FULLY UNDERSTAND AND VOLUNTARILY SIGN THE SAME.

/s/ Charles G. Burkett	April 27, 2011

Charles G. Burkett	Date

Witnessed by:

[NOTARY SEAL
STAMP]

/s/ Jeanette Jones

Subscribed and sworn to before me in my
Notary of the State of Tennessee	Presence, this 27th day of April
2011, a Notary Public in and for the
County of Shelby State of TN
/s/ Jeanette Jones
	(signature)	Notary Public
My commission expires _______, _____
My Commission Expires:
October 10, 2012

First Horizon National Corporation

/s/ John Daniel	April 27, 2011

By:

John Daniel	Date
Executive Vice President and

Chief Human Resources Officer